UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRO ENERGY INC.
(Exact name of Registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)

59-3217746
(I.R.S. Employer Identification No.)

30 Shelter Rock Road Danbury, CT 06810, (203) 797-2699
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Timothy E. Coyne, Secretary, 30 Shelter Rock Road Danbury, CT 06810, (203) 797-2699
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   |_|

If this Form is a registration statement pursuant to General Instruction 1.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   |_|

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction 1.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   |_|

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (2)

Common Stock	6,571,642 (3)	$0.535	$3,515,829	$2,178.79

Common Stock	2,417,051 (4)	$0.535	$1,293,122	$829.59

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, such shares shall include an indeterminate number of shares of common stock that may become issuable as a result of stock splits, stock dividends, recapitalizations and similar events

(2)

Pursuant to Rules 457(c) of the Securities Act of 1933, registration fee calculations are estimated based on $0.535, which is the average of the high and low prices of common stock of Electro Energy, Inc. as reported by The NASDAQ Capital Market on April 17, 2008. It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.

(3)

Represents number of shares of common stock issuable upon the conversion of that certain 10% Senior Secured Convertible Debenture of the Registrant, including interest accrued through maturity, purchased by the selling shareholder in connection with the private placement completed on December 7, 2007.

(4)

Represents the maximum number of shares of common stock of the Registrant issuable upon the exercise of the outstanding warrant held by the selling shareholder, acquired in connection with the private placement completed on December 7, 2007.

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDER MAY NOT SELL ANY OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO COVER THE SECURITIES IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject To Completion, Dated April 18, 2008
Preliminary Prospectus
ELECTRO ENERGY INC.
8,988,693 Shares of Common Stock

               This prospectus relates to the public offering, which is not being underwritten, of 8,988,693 shares of common stock, of which (i) 6,571,642 are issuable upon the conversion of that certain 10% Senior Secured Convertible Debenture, including interest, issued to the selling shareholder on December 7, 2007 (the “Debenture”), and (ii) 2,417,051 are issuable upon the exercise of an outstanding warrant held by the selling shareholder, also issued on December 7, 2007.

               The selling shareholder may offer for resale through this prospectus the shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices. The selling shareholder may resell the common stock to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions, or commissions. We will not receive any of the proceeds from the resale of the common stock offered through this prospectus. We will bear all costs, expenses, and fees in connection with the registration of the shares. The selling shareholder will bear all commissions and discounts, if any, attributable to the sales of the shares.

               The selling shareholder identified, below, in this prospectus, or its pledgees, donees, permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

               We do not know when or in what amount the selling shareholder may offer shares for sale, including whether the selling shareholder will sell any or all of the shares offered by this prospectus.

               Shares of our common stock are quoted on the NASDAQ Capital Market under the symbol “EEEI.” The last official closing price on April 17, 2008 was $0.53 per share

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

RISK FACTORS BEGIN ON PAGE 2.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2008

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or any prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling shareholder may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling shareholder. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling shareholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

As used in this prospectus, the terms the “Company”, “we,” “our,” and “us” may, depending on the context, refer to Electro Energy Inc., including its subsidiaries.

SUMMARY

               The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and may not contain all the information that is important to you.

Our Company

               As more fully described in our 10-KSB, filed on April 15, 2008, Electro Energy Inc. was originally incorporated in Connecticut on March 23, 1992 and on January 11, 2001, Electro Energy Inc. was incorporated in Delaware. On January 12, 2001, Electro Energy Inc., the Connecticut corporation, merged with and into Electro Energy Inc., the Delaware corporation, with Electro Energy Inc., the Delaware corporation, (“Old EEI”) as the surviving corporation. On June 11, 2003, Old EEI incorporated Mobile Energy Products, Inc. (“MEP”) in Delaware, as a wholly-owned subsidiary. On October 1, 2003, MEP acquired the Colorado Springs energy business of EaglePicher Technologies, LLC. On June 9, 2004, Old EEI, a privately held corporation, entered into a merger with MCG Diversified, Inc. (“MCG”), a publicly held Florida corporation formed on December 29, 1993. MCG issued 9,497,557 unregistered shares of common stock for 100% of the outstanding common stock of Old EEI on a one-to-one basis. Immediately following the merger, MCG changed its name to Electro Energy Inc. On September 29, 2004, Old EEI changed its name to EEI Technologies, Inc. (“EEI Technologies”). As MCG did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of EEI Technologies and accounted for on an historical cost basis. On August 30, 2005, EEI Acquisition Co., LLC was formed in Delaware as a wholly owned subsidiary of Electro Energy, Inc. On April 5, 2006, EEI Acquisition completed the acquisition of certain assets and entered into certain lease agreements for real estate relating to the manufacture of lithium-ion and nickel based rechargeable cells and batteries located in Alachua, Florida from Lithium Nickel Asset Holding Company I, Inc., a Delaware corporation. On May 8, 2006, the name of EEI Acquisition Co., LLC was changed to Electro Energy Florida, LLC.

               The securities described in this Registration Statement are those of Electro Energy, Inc., a Florida corporation, and include the entities described above. Collectively, they are referred to herein as “EEI” or the “Company.”

               We are engaged in the development of energy storage technology, products and related systems primarily through contract research and development for the United States Government or its agencies. We have developed and patented bipolar wafer cell and battery designs utilizing NiMH chemistry and are further expanding development to include Li-ion chemistries.

               Additionally, we have commercial products including components and batteries employing nickel cadmium (“NiCd”), nickel hydrogen and other sintered nickel materials technologies. These products include batteries for military and commercial aerospace and satellite applications. We are pursuing product development and commercial market development utilizing our proprietary and patented technology derived from our contract and internal research and development. Markets of primary interest are military and space applications; transportation applications including electric vehicles (“EV”), hybrid electric vehicles (“HEV”) and plug-in hybrid electric vehicles (“PHEV”) ranging in size from bicycles to automobiles, trucks, buses and rail applications; electrical utility power quality and backup power; and power tools and lawn and garden tool applications.

               In this prospectus, “EEI,” “Company,” “we,” “us,” and “our” refer to Electro Energy, Inc., a Florida corporation, and its subsidiaries. In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to “$” or “dollars” are to U.S. dollars.

RECENT DEVELOPMENTS

Private Placement of Debenture and Warrants

               On December 7, 2007, we entered into a Debenture and Warrant Purchase Agreement with the selling shareholder whereby the Company issued a 10% senior secured convertible debenture (the “Debenture”) and a warrant to purchase common stock (the “Warrant”) to the Quercus Trust (“Quercus” or the “selling shareholder”). The Debenture and Purchase Agreement is annexed to our current report on Form 8-K, which was filed with the Securities and Exchange Commission on December 13, 2007 and is incorporated herein by reference.

               On April 1, 2008, the Company issued 1,150,515 shares of the Company’s common stock to the selling shareholder, representing the number of shares required to pay the March 31, 2008 interest payment under the Debenture.

               The principal amount of the Debenture is $18,000,000 and is convertible into common stock commencing on the earlier of (i) twelve (12) months after the date of the Debenture or (ii) the date of effectiveness of the Company’s registration statement to be filed pursuant to the terms of that certain registration rights agreement between the Company and the selling shareholder. The initial conversion price of the Debenture is $0.55 per share (the “Initial Conversion Rate”). The Initial Conversion Rate is subject to change, and is a function of the market price per share of the Company’s common stock. The conversion price of the Debenture is specified as the greater of (A) 70% of the market price per share of the Company’s common stock, and (B) $0.25.

               The Warrant is convertible into 32,727,273 shares of common stock, and has an exercise price of $0.55 per share. In the event the Company subsequently issues common stock or common stock equivalents for a lower price, the Warrant is convertible at such subsequent lower price, provided that in no event shall the exercise price be less than $0.25 per share. The term of the Warrant is three (3) years.

               The foregoing summary description of the Debenture and Warrant Purchase Agreement is qualified in its entirety by its full text, a copy of which is attached to our Current Report on Form 8-K, filed on December 13, 2007 and incorporated herein by reference.

               Quercus represented that it was an “accredited” investor as defined under Rule 144 of the Securities Act of 1933, as amended. The Company relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D for the issuance of these securities. Quercus took its securities for investment purposes without a view to distribution and had access to information concerning the Company and its business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of the securities.

               Accordingly, this prospectus covers the resale by the selling shareholder of shares of common stock that are issuable upon conversion of the Debenture and exercise of the Warrant.

RISK FACTORS

               An investment in the securities offered hereby involves a high degree of risk. In addition to the other information contained and incorporated by reference in this prospectus (including the risk factors stated therein), you should carefully consider the following risks before purchasing the securities offered hereby. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also adversely affect our business, financial condition or results of operations. In any case the trading price of our Common Stock could decline and you could lose all or part of your investment. See also “Forward-Looking Statements.”

Risks Relating to Our Company

We are still in an early stage of development and have a history of operating losses and uncertain future profitability.

We were founded in 1992 and have principally been engaged in research and development activities. We have incurred significant operating losses since inception. We expect to incur larger losses in the future as we continue our product development efforts and seek to expand our production, sales and marketing capabilities. We cannot anticipate when, or if, we will generate adequate commercial sales revenues to achieve positive cash flow or profitability.

We have historically been dependent on government funding.

To date nearly all of our revenues have been derived from development contracts or subcontracts funded by agencies of the U.S. government. We expect, at least in the near term and possibly longer, to continue to derive a significant amount of our revenues from our government contracts business. As a result, our revenues could be adversely impacted by a decrease in defense spending by the U.S. government.

Sales to EaglePicher Technologies, LLC (“EaglePicher”), historically our largest customer, have declined significantly and are expected to remain below their historical levels.

Consolidated net revenue included net revenue pursuant to a supply agreement with EaglePicher and represented 14% and 24% of consolidated net sales for the years ending as December 31, 2007 and 2006, respectively. On October 22, 2007 the parties agreed to terminate the supply agreement and future EaglePicher orders will be competitively bid and we can provide no assurance that we will be successful in capturing future EaglePicher business.

Our products may not be accepted in the marketplace by original equipment manufacturers or by consumers.

We believe that our future growth and increased profitability are largely dependent upon our success in commercial markets, in which we have yet to begin competing. We believe that while the technologies used in our government and commercial sectors have similarities, the business aspects of operating in such sectors differ significantly. Achieving market acceptance of our bipolar wafer cell nickel-metal hydride and lithium-ion batteries will require substantial marketing efforts and expenditures of significant funds. In addition, to achieve market acceptance, our bipolar wafer cell nickel-metal hydride and lithium-ion batteries must offer significant price and/or performance advantages over other current and potential alternative battery technologies in a broad range of applications. We cannot be certain that our bipolar wafer cell nickel-metal hydride and lithium-ion batteries will achieve or sustain any such advantages. Even if our bipolar wafer cell nickel-metal hydride and lithium-ion batteries provide meaningful price or performance advantages, there can be no assurance that they will achieve or maintain market acceptance in any potential market application. The success of our products will also depend upon the level of market acceptance by original equipment manufacturers (OEMs) and other customers that incorporate our bipolar wafer cell nickel-metal hydride and lithium-ion batteries, over which we have no control. No assurance can be given that we will receive adequate assistance from OEMs to successfully commercialize our products. If our bipolar wafer cell nickel-metal hydride and lithium-ion batteries do not achieve and maintain significant price and/or performance advantages over other technologies and achieve significant and sustained market acceptance, or if customers’ applications which incorporate our products do not achieve lasting market acceptance, our business, results of operations and financial condition could be seriously impacted. We cannot be certain that our marketing efforts will result in significant commercial revenues or allow us to achieve profitability.

The commercial market for our products is still developing.

Because the commercial market for our bipolar wafer cell nickel-metal hydride and lithium-ion batteries is still developing, it is difficult to assess or predict with any assurance the growth rate, if any, or the size of the market for such batteries. We cannot be certain that the commercial market for our bipolar wafer cell nickel-metal hydride and lithium-ion batteries will develop, or that our batteries will achieve market acceptance. If the commercial market for our batteries fails to develop, develops slower than expected or becomes saturated with competitors, or if our products do not achieve significant market acceptance, our business, operating results and financial condition will be seriously impacted.

Battery technologies are rapidly evolving. We may be unable to remain competitive if we are unable to keep pace with evolving technologies.

The battery industry has experienced, and is expected to continue to experience, rapid technological change. There can be no assurance that our products will be able to compete effectively in any of our targeted market segments. Various companies are seeking to enhance traditional battery technologies, such as lead acid and nickel-cadmium, and other companies have recently introduced or are developing rechargeable batteries based on lithium and other emerging and potential technologies. We cannot guarantee that competing technologies that outperform our batteries will not be developed and successfully introduced by other companies.

Our financial performance will depend on securing orders and establishing a customer base for our rechargeable 18650 cylindrical lithium-ion cells.

Our financial performance will depend in large part on securing orders and establishing a customer base for the rechargeable 18650 cylindrical lithium-ion cells manufactured in our Gainesville, Florida plant. Qualification testing is in progress with various certification services and customers. We can provide no assurance on the success or timing of obtaining certification as a result of this testing. Currently we have not received any orders for our rechargeable 18650 cylindrical lithium-ion cells and have no existing arrangements to supply these cells to any customers. If orders for these cells and the development of supply relationships develop slower than we currently anticipate, then this could cause a detrimental effect on our business, operating results and financial condition.

Our financial performance will depend on the development of a demand for our bipolar wafer cell nickel-metal hydride and lithium-ion batteries, for which there is currently no commercial market.

Our financial performance will depend in large part on the development of a demand for our bipolar nickel-metal hydride and lithium-ion batteries. The commercial market for this technology is still developing, and the markets into which we intend to expand are currently served by other types of batteries, which are established and accepted in such markets. If the demand for our bipolar nickel-metal hydride and lithium-ion batteries develops slower than we currently anticipate, then this could cause a detrimental effect on our business, operating results and financial condition.

We will face substantial future capital requirements that we may not be able to satisfy, and which may cause us to delay, scale back or eliminate some or all of our existing development or future business initiatives and which creates substantial doubt as to our ability to fund future operations and continue as a going concern.

The Company is engaged in the development of energy storage technology, products and related systems as well as the start up of high volume battery manufacturing operations in its Florida facility. The Company’s operating and capital requirements in connection with planned development, testing, production, sales and marketing activities will be significant. The amount of capital needed is directly related to the Company’s success in implementing its business plan and achieving high volume product sales. The Company is not currently generating sufficient revenues from operations to fund these activities and execute its business plan and is dependent on the receipt of funding from government development contracts and cash raised in equity and debt financings to continue the development, production, marketing and sales of its products. The Company anticipates that funding from government development contracts together with its cash and cash equivalents will not be sufficient to fund its operating activities in 2008. Therefore, the Company’s ability to develop high volume manufacturing and execute its product sales and marketing plans will be dependent on the Company’s ability to raise cash through future equity and debt financings. No assurance can be given that the Company will be successful in developing high volume manufacturing and executing its product sales and marketing plans or in obtaining additional financing under terms acceptable to the Company or in amounts sufficient to fund its future operating activities. The funds that the Company may raise, if any, may not allow it to maintain its current and planned operations and such additional financing could result in the dilution of shareholders’ percentage interests in the Company. If the Company is unable to obtain additional capital, it may be required to delay, scale back or eliminate some or all of its development of existing or future business initiatives and therefore there is substantial doubt as to the Company’s ability to fund future operations and continue as a going concern.

Our patent portfolio and trade secrets do not assure that competitors or others cannot eventually develop technologies similar or superior to our battery technologies.

Our success is dependent on our ability to maintain the proprietary nature of our technology and production processes through a combination of domestic and foreign patent and trade secret protection, non-disclosure agreements and licensing agreements. We cannot be certain that any of the patents issued to Electro Energy Inc. as of the date of this prospectus will provide meaningful protection against a competitor, or that any pending patent application will be granted. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to issued United States patents will issue. In addition, even if these patent applications issue, some foreign countries provide significantly less patent protection than the United States. The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. In addition, no assurances can be given that patents currently issued to us or to be issued in the future to us will not be infringed upon, reverse engineered or designed around by others or that others will not obtain patents that we would need to license, reverse engineer or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require other companies, which could potentially include us, to obtain intellectual property licenses from them or else to reverse engineer or design around those patents. If we are found to be infringing upon third-party patents, there can be no assurance that we would be able to design around or reverse engineer such patents or that any necessary licenses would be available on reasonable terms, if at all.

We could incur substantial costs in defending ourselves and potentially others in litigation or prosecuting infringement claims against third parties. If the outcome of any such litigation were unfavorable to us, our business, financial condition and results of operations could be seriously impacted. To determine the priority of inventions, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office or comparable proceedings in foreign patent offices, which could result in substantial cost to us and may result in an adverse decision as to the priority of our inventions. Similarly, we may have to participate in opposition proceedings in foreign patent offices, which could result in substantial cost to us and may result in an adverse decision as to the patentability or scope of our pending foreign patent applications.

In addition to patent protection, we will rely on the law of unfair competition and trade secrets to protect our proprietary rights. We consider several elements of our production process to be trade secrets. We attempt to protect our trade secrets and other proprietary information through agreements with employees, consultants, subcontractors, customers and suppliers, enforcement of state and federal statutory and common law, and other security measures. However, third parties may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, which could have a detrimental effect on our business, results of operations and financial condition. We cannot be certain that our efforts to vigorously protect our rights will always be successful.

The commercial success of our batteries is highly dependent on our ability to manufacture our products at competitive costs.

To be successful, we must manufacture commercial quantities of high quality products at competitive costs. We will have to manufacture, in commercial quantities, rechargeable 18650 cylindrical lithium-ion cells with appropriate performance characteristics, at competitive costs. Even if our current research and development activities result in the design of bipolar wafer cell nickel-metal hydride and lithium-ion batteries with commercially desirable characteristics, we will have to manufacture these products, in commercial quantities, with appropriate performance characteristics, at competitive costs.

Our ability to manufacture our products at competitive costs will be dependent on our ability to obtain raw materials from sole or limited source suppliers.

We are dependent on sole or limited source suppliers for certain key raw materials used in our products, particularly nickel-hydroxide and metal-hydride alloys. Currently, we generally purchase sole or limited source raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. We cannot be certain that our suppliers will be able to meet our requirements relative to specifications and volumes for key raw materials, that we will be able to locate alternative sources of supply or that we will be able to purchase raw materials at an acceptable cost. In addition, the raw materials that we will utilize must be of a very high quality. We at times in the past have experienced delays in product development due to the delivery of non-conforming raw materials from our suppliers.

Our manufacturing facilities are subject to federal, state and local environmental laws and regulations because batteries contain hazardous materials.

Our facilities are subject to a broad range of federal, state and local laws and regulations relating to the environment, including those governing discharges to the air, water and land, the handling and disposal of solid and hazardous substances and waste and the remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations. Risk of environmental liability is inherent in our business and no assurance can be given that substantial environmental costs will not arise in the future. In particular, we might incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies.

A battery is composed of chemicals and other materials which may be hazardous to human health.

Battery technologies vary in relative safety as a result of their differing chemical compositions. Most battery technologies incorporate a liquid electrolyte which, if leaked, may be dangerous. In addition, in the event of a short circuit or other physical damage to the battery, the liquid electrolyte may be free to flow to the reaction site and produce a continuous chemical reaction. This reaction may create heat or gas which, if not properly released, may explode and harm nearby individuals. Our bipolar nickel-metal hydride battery appears to minimize these risks because there is no free electrolyte in the cells. Considerable safety testing has been completed and is ongoing. Each new battery design requires new safety testing. We cannot guarantee that safety problems will not develop with respect to our battery technology that would prevent, delay or impair commercial introduction.

We incorporate safety policies in our research and development activities and will do so in our production processes, although no assurance can be given that an accident in our facilities will not occur. Any accident, whether caused by the use of a battery or in our operations, could result in significant delays or claims for damages resulting from injuries, which would seriously impact our business, operating results and financial condition.

We could face material financial exposure in a future product liability action.

We may be held liable if any product we develop in the future, or any product which is made with the use of any of our technologies, causes injury or is found otherwise defective during product testing, manufacturing, marketing or sale. Although we have product liability insurance, we may not have insurance coverage sufficient in amount and scope against potential liabilities or the claims may be excluded from coverage under the terms of the policy. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain sufficient amounts of insurance coverage, obtain additional insurance when needed, or obtain insurance at a reasonable cost, which could prevent or inhibit the commercialization of our products or technologies. If we are sued for any damage or injury caused by our products or technology, our liability could equal a material portion, or even exceed, our total assets. Any claims against us, regardless of their merit or eventual outcome, could have a detrimental effect upon our business, operating results and financial condition.

The departure of or failure to recruit key personnel could have a detrimental effect on us.

Our success will depend to a significant extent upon a limited number of persons, including members of senior management, members of the Board of Directors and other key employees, particularly our President and Chief Executive Officer, Michael E. Reed; our Chief Financial Officer and Vice President of Finance, Timothy E. Coyne and our founder and a member of our Board of Directors, Martin G. Klein. We also rely on consultants and advisors to assist us in formulating our research and development strategy. The loss of the services of one or more key managers or other employees could have a materially adverse effect upon our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. There can be no assurance we will be successful in attracting and retaining such personnel, and the failure to do so would have a detrimental effect on our business, operating results and financial condition.

We have broad discretion over the use of a significant portion of the net proceeds of any financings. If we do not wisely allocate the proceeds, our business plan will be hampered.

We have broad discretion to allocate a significant portion of the net proceeds of financing transactions. Our management will determine, with our Board of Directors, but without the need for stockholder approval, how to allocate a significant portion of these proceeds. If we do not wisely allocate the proceeds, our ability to carry out our business plan will be hampered. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

•	the rate of progress of our research and development programs;
•	the results of our battery testing;
•	the time and expense necessary to achieve domestic and foreign customer acceptance and any necessary regulatory approvals;
•	competitive technological, market and other developments;
•	our ability to attract and retain quality employees; and
•	our ability to implement our sales, marketing, clinical research, product development, manufacturing, and investor/public relations plans.

Risks Related to our Common Stock

Our officers and directors as a group have significant voting power and may take actions that may not be in the best interest of our security holders.

Martin G. Klein, a member of our Board of Directors and other officers and directors and certain persons who might be deemed to be related persons of Mr. Klein and other officers and directors together beneficially own approximately 26% of the outstanding shares of our Common Stock. As a result of such continuing significant ownership, Mr. Klein and such other persons may be able to effectively control the outcome of certain matters requiring a shareholder vote, including offers to acquire the company and the election of directors. Upon consummation of this offering (giving effect to the full conversion of the senior secured convertible notes and exercise of our outstanding warrants), selling shareholder will beneficially own a significant percentage of the outstanding shares of our Common Stock. As a result of such significant ownership, selling shareholder may be able to effectively control the outcome of certain matters requiring a shareholder vote, including offers to acquire the company and the election of directors.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, shareholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud, and a lack of effective controls could preclude us from accomplishing these critical functions. The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. As a result of our compliance with Section 404, we will incur substantial accounting expense and expend significant management efforts and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to ensure such compliance. In this regard, we have recently hired an assistant controller.

At present only our Chief Financial Officer and staff accountants at each of our facilities are assigned to accounting issues, which may be deemed to be inadequate. Although we intend to augment our internal controls procedures and expand our accounting staff, there is no guarantee that this effort will be adequate.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal accounting controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our stock price.

As further disclosed in our annual report on Form 10-KSB, filed with the Securities and Exchange Commission on April 15, 2008, there were no significant changes in our disclosure controls and procedures during the fourth quarter of the year ended December 31, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Our Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of our disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) as of the end fiscal year 2007 (the “Evaluation Date”) using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control – Integrated Framework, concluded that our disclosure controls and procedures were appropriately designed and operating effectively based on those criteria.

Issuance of the shares of Common Stock upon conversion or repayment of the Debenture issued on December 7, 2007 and exercise of the Company’ outstanding warrants will dilute the ownership interest of existing shareholders and could adversely affect the market price of our Common Stock.

We may issue shares of Common Stock (i) upon conversion the Debenture, (ii) in satisfaction of our principal and interest payment obligations under the Debenture, in lieu of cash payments, and (iii) upon exercise of our issued, but unexercised, warrants. Any of these issuances will dilute the ownership interests of existing shareholders. Any sales in the public market of this Common Stock could adversely affect prevailing market prices of the Common Stock. In addition, the existence of these convertible notes and warrants may encourage short selling by market participants.

We substantially increased our outstanding indebtedness with the issuance of the Debenture and we may not be able to pay our debt and other obligations.

On December 7, 2007, we issued the Debenture in the aggregate principal amount of $18 million in a private placement to the selling shareholder. The Debenture accrues interest at a rate of 10% per annum, subject to adjustment, with accrued interest payable quarterly in arrears in cash or shares of common stock. By issuing the Debenture we increased our indebtedness substantially. In addition, the holders of the Debenture have imposed certain restrictive covenants, including limits on our future indebtedness and limits on our ability to incur future liens and make certain restricted payments. Upon a change of control (as defined in the notes), the holders of the notes will have certain redemption rights. An event of default would occur under the notes for a number of reasons, including our failure to pay when due any principal, interest or late charges on the notes. Upon the occurrence of an event of default, our obligations under the notes may become due and payable in accordance with the terms thereof, and the investors will have the right to proceed against the security interest granted in the collateral described below. Our obligations under the notes are secured by substantially all of our assets, other than accounts receivable, existing at the closing of the offering (and any replacement collateral)

As a result, the issuance of the notes may or will:

•	make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures or other purposes;
•	make it more difficult for us to be acquired;
•	require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service;
•	limit our flexibility in planning for, or reacting to, changes in our business;
•	make us more vulnerable in the event of a downturn in our business or industry conditions; and
•	place us at a competitive disadvantage to any of our competitors that have less debt.

If we are unable to satisfy our payment obligations under the notes or otherwise are obliged to repay the notes prior to the due date, we could default on such notes, in which case our available cash could be depleted, perhaps seriously, and our ability to fund operations could be materially harmed. In addition, if we are not able to satisfy our obligations under the notes, the noteholders could exercise their rights as secured creditors, which may include taking control of the collateral and selling it to satisfy our obligations, which would have an adverse effect on our business and stock price.

The Debenture is secured by substantially all of our assets.

The holder of the Debenture received a security interest in and a lien on substantially all of our assets, other than accounts receivable, existing at the closing of the offering (and any replacement collateral). As a result of this security interest and lien, if we fail to meet our payment or other obligations under the convertible notes, the investor would be entitled to foreclose on and liquidate substantially all of our assets. Under those circumstances, we may not have sufficient funds to service our day-to-day operational needs. Any foreclosure by the investor in the private placement would have a material adverse effect on our financial condition.

The Debenture provides that upon the occurrence of various events of default and change of control transactions, the holder would be entitled to require us to redeem the Debenture for cash, which could leave us with little or no working capital for operations or capital expenditures.

The Debenture allows the holder thereof to require redemption of the Debenture upon the occurrence of various events of default, in the case of certain types of bankruptcy or insolvency events of default involving us, or specified change of control transactions. In such a situation, we may be required to redeem all or part of the Debenture, including any accrued interest and penalties. Some of the events of default include matters over which we may have little or no control. If an event of default or a change of control occurs, we may be unable to pay the full redemption price in cash. Even if we were able to pay the redemption price in cash, any such redemption could leave us with little or no working capital for our business.

We may increase our outstanding indebtedness with the issuance of additional debt securities and we may not be able to pay our debt and other obligations.

We may raise cash through future equity and debt financings to develop high volume manufacturing and execute our sales and marketing plans for our rechargeable 18650 cylindrical lithium-ion cells. If we are unable to satisfy our payment obligations under these additional debt securities, we could default on such debt, which would have an adverse effect on our business and stock price.

The active public market for our Common Stock has only developed relatively recently and could fail to sustain itself. Our stockholders may not be able to resell their shares at or above the price at which they purchased their shares, or at all.

The market price of our Common Stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of companies such as ours have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock. Price volatility might be worse if the trading volume of our Common Stock is low.

Additional risks may exist because we became public through a reverse merger transaction. Securities analysts of major brokerage firms may not provide coverage of our stock since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any follow-on offerings on our behalf in the future.

Our Common Stock trades on the NASDAQ Capital Market. In the future, our Common Stock may be removed from listing on the NASDAQ Capital Market and may not qualify for listing on any stock exchange, in which case it may be difficult to find a market in our Common Stock.

Our securities trade on The NASDAQ Capital Market. NASDAQ has several requirements for companies to meet for continued listing, including but not limited to minimum stockholders’ equity. If we fail to demonstrate compliance with all requirements for continued listing on The NASDAQ Capital Market, our Common Stock could be delisted from The NASDAQ Capital Market. There can be no assurance that we will satisfy the requirements for continued listing on The NASDAQ Capital Market.

As described in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 19, 2007 and incorporated by reference in this Prospectus, on September 14, 2007, we received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying us that our Common Stock does not meet the requirements for continued listing under NASDAQ Marketplace Rule 4310(c)(4) because the bid price of our Common Stock for the previous 30 consecutive business days had closed below $1.00 per share. Pursuant to NASDAQ Marketplace Rule 4310(c)(8)(D), we had been provided an initial period of 180 calendar days, or until March 12, 2008, to regain compliance. The letter states the NASDAQ staff would provide written notification that we have achieved compliance with Rule 4310(c)(4) if at any time before March 12, 2008, the bid price of our Common Stock were to close at $1.00 per share or more for a minimum of 10 consecutive business days, although the letter also states that the NASDAQ staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally not more than 20 consecutive business days, under certain circumstances.

As described in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 19, 2008 and incorporated herein by reference, on March 13, 2008, NASDAQ issued a letter (the “Letter”) notifying us that our Common Stock has not regained compliance with the $1.00 per share minimum bid price and that the Common Stock does not meet The NASDAQ Capital Market’s initial inclusion criteria set forth in NASDAQ Marketplace Rule 4310(c). The Letter stated that unless we request an appeal of this determination to a NASDAQ Listings Qualifications Panel, trading of our Common Stock will be suspended at the opening of business on March 25, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will result in the removal of our securities from listing and registration on NASDAQ. We requested such an appeal as set forth in the Letter. Accordingly, we expect that our Common Stock would not be delisted until after the Listings Qualifications Panel has rendered its final written decision. There can be no assurance the Panel will grant our request for continued listing.

If our common stock is no longer traded on The NASDAQ Capital Market, it may be more difficult for you to sell shares that you own, and the price of our common stock may be negatively affected. As a result, there is a risk that holders of our common stock may not be able to obtain accurate price quotes or be able to correctly assess the market price of our common stock. Increases in volatility could also make it more difficult to pledge shares of our common stock as collateral, if holders sought to do so, because a lender might be unable to accurately value our common stock.

If our common stock were de-listed from The NASDAQ Capital Market, trading of our Common Stock, if any, could be conducted in the over-the-counter market in the so-called “pink sheets” or, if available, FINRA’s (National Association of Securities Dealer’s) “Electronic Bulletin Board.” We would also strongly consider submitting an application for listing on other exchanges, such as the American Stock Exchange, but we can provide no assurance of its approval. In addition, delisting from NASDAQ may subject our Common Stock to so-called “penny stock” rules. These rules impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our Common Stock. Additionally, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our Common Stock. As a result of a delisting, it may become more difficult for us to raise funds through the sale of our securities.

A significant number of our shares are eligible for sale. Their sale could depress the market price of our stock.

Sales of a significant number of shares of our Common Stock in the public market could harm the market price of our Common Stock. As additional shares of our Common Stock become available for resale in the public market pursuant to the registration of the sale of the shares underlying the securities issued in the private placement, and otherwise, the supply of our Common Stock will increase, which could result in a decrease in the market price of our stock. Some or all of the shares of Common Stock issuable upon the conversion of our outstanding Debenture and warrants may be offered from time to time in the open market without restriction on sale or pursuant to Rule 144, and these sales may have a depressive effect on the market for the shares of Common Stock. In general, an affiliate (a large shareholder or company insider) who has held restricted shares for a period of six months may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months. Generally, a non-affiliate who has held restricted share for a period of six months may sell its shares free of any volume or manner-of-sale limitations.

We do not anticipate paying dividends in the foreseeable future. The lack of dividends may have a negative effect on the stock price.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We are subject to critical accounting policies. We may interpret or implement required policies incorrectly.

We follow U.S. generally accepted accounting principles in preparing our financial statements and SEC filings. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

Our share price has been volatile in the past and may decline in the future.

Our Common Stock has experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of securities analysts and investors;
•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
•	announcements of technological innovations or new products by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	announcements by third parties of significant claims or proceedings against us;
•	additions or departures of key personnel;
•	changes in the status of our intellectual property rights;
•	future sales of our Common Stock; and
•	stock market price and volume fluctuations.

Stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding the United States, could adversely affect the market price of our Common Stock.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources both of which could have a material adverse effect on our business and results of operations.

Future Sales of our Common Stock in the public market could lower our stock price and conversion of our warrants or notes and any additional capital raised by us may dilute your ownership in the Company.

We may sell additional shares of Common Stock in subsequent offerings. In addition, holders of warrants to purchase our Common Stock will, most likely, exercise their warrants to purchase shares of our Common Stock after this registration statement is declared effective. We cannot predict the size of future issuances of our Common Stock or the effect, if any, that future issuances and sales of shares of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock, including shares issued in connection with the exercise of the warrants, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock.

Shares eligible for public sale in the future could decrease the price of our Common Stock and reduce our future ability to raise capital.

Sales of substantial amounts of our Common Stock in the public market could decrease the prevailing market price of our Common Stock, which would have an adverse affect on our ability to raise equity capital in the future.

CAUTIONARY STATEMENTS REGARDING
FORWARD LOOKING STATEMENTS

               We believe it is important to communicate our expectations to investors. However, there may be events in the future that we are not able to predict accurately or that we do not fully control that could cause actual results to differ materially from those expressed or implied. This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

               Such forward-looking statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These statements address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, manufacture of sufficient and acceptable quantities of our proposed products and our strategies to grow the company. The forward looking statements are based on information available to us on the date hereof, and we assume no obligation to update any such forward looking statements.

               Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. You are advised to consult any additional disclosures we make in our reports to the SEC on Forms 10-KSB, 10-QSB, 8-K, and amendments thereto. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” on page 3 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

USE OF PROCEEDS

               We will not receive any proceeds from the resale of the Common Stock offered through this prospectus. We will, however, receive proceeds from the exercise of the Warrant issued to the selling shareholder if and when it is exercised. We anticipate that the net proceeds from such exercise would be used for working capital and general corporate purposes.

               The selling shareholder will pay any expenses customarily borne by selling shareholders (including commissions and fees and expenses of counsel to the extent not required to be paid by us). We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, but not limited to, all registration and filing fees, listing fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDER

               The term “selling shareholder” includes the shareholder listed below and its respective transferees, assignees, pledgees, donees or other successors. The following table sets forth information, as of April 18, 2008, with respect to the selling shareholder. The information below is based on information provided by or on behalf of the selling shareholder.

               This prospectus relates to the public offering, which is not being underwritten, of up to 8,988,693 shares of Common Stock that are issuable upon the conversion or exercise of the convertible securities issued to the selling shareholder pursuant to a private placement as agreed between the Company and the selling shareholder in that certain Debenture and Warrant Purchase Agreement, dated December 7, 2007, which was filed as an exhibit the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 13, 2007 (the “Private Placement”). The Private Placement and the issuance of the Debenture and Warrant thereunder were exempt from the registration requirements of the Securities Act of 1933, as amended. We are registering the aforementioned shares of Common Stock which are issuable upon the conversion of the Debenture and exercise of the Warrant in order to permit the selling shareholder to offer the shares for resale from time to time. To our knowledge, the selling shareholder has not had any material relationship with us in the past three years.

               We have agreed with the selling shareholder to file with the Securities and Exchange Commission a registration statement to register for resale the shares of Common Stock set forth below. Except as noted in the footnotes below, the selling shareholder has not held any position or office with us or any of our predecessors or affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our shares or other securities. Shares may also be sold by donees, pledgees, and other transferees or successors in interest of the selling shareholder.

               Beneficial ownership is determined in accordance with the Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. The percentage of ownership for the selling shareholder disclosed in this table is based on 29,962,312 shares of Common Stock issued and outstanding as of April 18, 2008. Both the number of shares listed as being offered by the selling shareholder in the table, below, and the its respective percentages of share ownership after the offering are based on the assumptions that 100% of the shares being offered are sold pursuant to this offering, and that no other shares of Common Stock are acquired or disposed of by the selling shareholder prior to the termination of this offering. Because the selling shareholder may sell all, some, or none of its shares or may acquire or dispose of other shares of Common Stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling shareholder will own upon completion of this offering.

Selling Shareholder	Number of Shares Beneficially Owned Before Registration (1)	Number of Outstanding Shares to be Registered	Maximum Number of Shares of Common Stock Issuable Upon the Exercise of the Selling Shareholder's Debenture, including interest to be Registered (2)(3)	Maximum Number of Shares of Common Stock Issuable Upon the Conversion of the Selling Shareholder's Warrant to be Registered (2)(4)	Shares Beneficially Owned After Completion of Offering (1)

					Number	Percent
The Quercus Trust (5)	1,150,515 (6)	1,150,515	6,571,642	2,417,051	8,885,078	22.9%

(1)   The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares which an individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated, each selling security holder has sole voting and investment power with respect to its shares of Common Stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling security holders

(2)   Pursuant to Rule 416 of the Securities Act, (assuming for purposes of such calculation, that the Warrant was fully exercised on the day immediately preceding the filing of the registration statement of which this prospectus is a part) this registration statement also shall cover any additional shares of Common Stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of Common Stock.

(3)   The shares listed in this column represent shares issuable upon the conversion of the Debenture, including accrued interest through maturity. As of April 18, 2008, the Debenture has neither been exercised in part nor in full.

(4)   The Warrant has an initial exercise price of $0.55 per share and may be exercised at any time before December 7, 2010. As of April 18, 2008, the Warrant has neither been exercised in part nor in full.

(5)   The sole trustees of The Quercus Trust, an estate planning trust, are David Gelbaum and Monica Chavez Gelbaum.

(6)   On March 31, 2008, we issued 1,150,515 shares of Common Stock to the selling shareholder as interest under terms of the Debenture and Purchase Agreement.

PLAN OF DISTRIBUTION

               We are registering the shares of Common Stock issuable upon conversion of the Debenture, conversion of interest on the Debenture accrued through maturity and payable in shares of Common Stock and exercise of the Warrant issued in connection with the Private Placement completed on December 7, 2007. We will not receive any of the proceeds from the sale by the selling shareholder of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. We will not be paying any underwriting discounts or commissions in this offering.

               The selling shareholder may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

               The selling shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

               The selling shareholder may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

               Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. Discounts, concessions, commissions, and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.

               In connection with the sale of our common stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

               The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus.

               The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus.

               The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

               We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act of 1933, as amended.

               The selling shareholder has advised us that it has not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling shareholder. If we are notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus. If the selling shareholder uses this prospectus for any sale of the shares of Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

               The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our Common Stock and activities of the selling shareholder.

LEGAL MATTERS

               The validity of the securities offered by this prospectus will be passed upon for us by Lev & Berlin, P.C., Norwalk, Connecticut.

EXPERTS

               Our consolidated financial statements as of December 31, 2007 and for the years ended December 31, 2007 and 2006, appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2007, incorporated herein by reference have been audited by Marcum &Kliegman LLP, an independent registered public accounting firm, as stated in their report appearing therein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

               The SEC permits us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information. However, any information contained herein shall modify or supersede information contained in documents we filed with the SEC before the date of this prospectus.

               We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

1)	Our Annual Report on Form 10-KSB as of December 31, 2007 and for the fiscal years ended December 31, 2007 and December 31, 2006, filed on April 15, 2008.
2)

Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 19, 2008 describing our receipt of a letter from The NASDAQ Stock Market notifying us that our common stock had not regained compliance with The NASDAQ Capital Market’s continued listing requirements and that our common stock does not meet The NASDAQ Capital Market’s initial inclusion criteria, and stating that unless the Company requests an appeal of this determination, trading of the Company’s common stock will be suspended at the opening of business on March 25, 2008 and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will result in the removal of the Company’s securities from listing and registration on NASDAQ.

3)	Our Proxy Statement on Schedule 14A, filed with the SEC on February 7, 2008.
4)	Our Current Report on Form 8-K, filed with the SEC on December 13, 2007 disclosing the Company’s private placement with The Quercus Trust, Inc., the selling shareholder.
5)	Our Current Report on Form 8-K, filed with the SEC on October 31, 2007 disclosing the Company’s private placement with KIT Financial, Inc.
6)

Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 19, 2007 describing our receipt of a letter from The NASDAQ Stock Market notifying us that we are not in compliance with the requirements for continued listing because the bid price of our Common Stock for the last 30 consecutive business days had closed below $1.00 per share.

7)

The description of our Common Stock contained in a registration statement filed on Form SB-2 on August 19, 2005 under the Securities Exchange Act of 1934, and declared effective on August 26, 2005, including any amendment or report filed for the purpose of updating such description.

INDEMNIFICATION

               Our Certificate of Incorporation allows us to indemnify our officers and directors to the maximum extent allowed under Delaware law. This includes indemnification for liabilities which could arise under the Securities Act. Insofar as we are permitted to indemnify our officers and directors, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ABOUT THIS PROSPECTUS

               No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Electro Energy Inc., any selling shareholder, or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

WHERE YOU CAN FIND MORE INFORMATION

               If you request a copy of any or all of the documents incorporated by reference by written or oral request, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Electro Energy Inc., 30 Shelter Rock Road, Danbury CT 06810, Attention: Timothy E. Coyne, (203) 797-2699.

               In addition, we file reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

               You may also obtain copies of this information by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

               Our Common Stock is quoted on the Nasdaq Capital Market. Reports, proxy statements, and other information concerning Electro Energy Inc. can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a Web site that contains all information filed electronically by us. The address of the SEC’s Web site is http://www.sec.gov.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

ELECTRO ENERGY INC.

8,988,693 Shares of Common Stock

Preliminary Prospectus

April 18, 2008

PART II	INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The following table sets forth the expenses of the issuance and distribution of the securities offered hereby, all of which will be paid by Electro Energy Inc.

Registration fee	$3,008.38
Printing fees	2,000.00
Legal fees	10,000.00
Accountant fees	7,500.00
Miscellaneous	-

Total	$22,508.38

               All expenses are estimated except for the Registration fee.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               The Florida Business Corporation Act (the “Corporation Act”) permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Articles of Incorporation, as amended (the “Articles”), and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

               The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws.

               Accordingly, pursuant to the forgoing, we are required to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.	EXHIBITS.

(a)	The exhibits filed as part of this registration statement are as follows:

Exhibit No.	Description

5.1	Opinion of Lev & Berlin, P.C. regarding the legality of the securities being registered.
23.1	Consent of Marcum & Kliegman LLP.
23.3	Consent of Lev & Berlin, P.C. (included in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page to this registration statement).

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which any offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

(2)    That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Danbury, State of Connecticut, on March 7, 2008.

ELECTRO ENERGY INC. (Registrant)

Date: April 18, 2008	By:	/s/ Michael E. Reed

Michael E. Reed, President & CEO

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

               KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Reed, as true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Date: April 18, 2008	By:	/s/ Michael E. Reed

Michael E. Reed, President & CEO and Director

Date: April 18, 2008	By:	/s/ Timothy E. Coyne

Timothy E Coyne, CFO & Secretary

Date: April 18, 2008	By:	/s/ Bruce L. Lev

Bruce L. Lev, Chairman

Date: April 18, 2008	By:	/s/ Robert Hamlen

Robert Hamlen, Director

Date: April 18, 2008	By:	/s/ Martin G. Klein

Martin G. Klein, Director

Date: April 18, 2008	By:	/s/ Lawrence G. Schafran

Lawrence G. Schafran, Director

Date: April 18, 2008	By:	/s/ William Wylam

William Wylam, Director

Date: April 18, 2008	By:	/s/ Jeffrey Auerbach

Jeffrey Auerbach, Director